As filed with the Securities and Exchange Commission on December 1, 2015

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT

Under

the Securities Act of 1933

VIRGIN AMERICA INC.

(Exact name of registrant as specified in this charter)

Delaware	20-1585173
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

555 Airport Boulevard

Burlingame, CA 94010

(650) 762-7000

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

C. David Cush

President and Chief Executive Officer

Virgin America Inc.

555 Airport Boulevard

Burlingame, CA 94010

(650) 762-7000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies To:

Tad J. Freese Latham & Watkins LLP 140 Scott Drive Menlo Park, California 94025 (650) 328-4600	John J. Varley Senior Vice President and General Counsel Virgin America Inc. 555 Airport Boulevard Burlingame, California 94010 (650) 762-7000

Approximate Date of Commencement of Proposed Sale to the Public: From time to time after this Registration Statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box:  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box:  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box:  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box:  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definition of “large accelerated filer” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☐

Calculation of Registration Fee

Title of each class of securities to be registered	Amount to be Registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee (3)
Common Stock, par value $0.01 per share	26,529,118	$35.685	$946,691,576	$95,332

(1)	In addition to the shares set forth in this table, pursuant to Rule 416 under the Securities Act of 1933, as amended, or the Securities Act, the shares being registered hereunder include such indeterminate number of shares of common stock as may be issuable with respect to the shares being registered hereunder as a result of stock splits, stock dividends or similar transactions.
(2)	Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) under the Securities Act, based on average of high and low price per share of the common stock as reported on the NASDAQ Global Select Market on November 25, 2015.
(3)	An amount of $22,412.11 is being offset from the issuer’s Registration Statement on Form S-1 filed March 16, 2015.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion, dated December 1, 2015.

PROSPECTUS

26,529,118 Shares

Common Stock

This prospectus relates to the resale or other disposition from time to time by the selling security holders identified in this prospectus of 26,529,118 shares of Virgin America Inc. common stock, par value $0.01 per share. In this prospectus, we also refer to the shares of common stock as the securities.

The securities are being registered to permit the selling security holders to sell the securities from time to time through ordinary brokerage transactions or through any other means described in this prospectus. The price at which the selling security holders may sell the securities will be determined by the prevailing market for the securities or in privately negotiated transactions. See “Plan of Distribution.”

We are not selling any common stock under this prospectus and will not receive any proceeds from the sale of the securities by the selling security holders.

Our common stock is listed on the NASDAQ Global Select Market under the symbol “VA.” On November 25, 2015, the last reported sale price of our common stock was $35.69 per share.

Investing in our securities involves risks. You should carefully read and consider the risk factors described in this prospectus, any accompanying prospectus supplement and in the documents incorporated by reference into this prospectus. See “Risk Factors” on page 3.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is December 1, 2015

ABOUT THIS PROSPECTUS

This prospectus is part of a shelf registration statement on Form S-3 that we filed with the Securities and Exchange Commission, or the SEC. Under the shelf registration rules, using this prospectus and, if required, one or more prospectus supplements, the selling security holders identified in this prospectus may sell, from time to time, the securities covered by this prospectus in one or more offerings.

We may provide a prospectus supplement containing specific information about the terms of a particular offering by a selling security holder. The prospectus supplement may also add, update or change information contained in this prospectus. If the information in this prospectus is inconsistent with a prospectus supplement, you should rely on the information in that prospectus supplement. We recommend that you carefully read this entire prospectus and any applicable prospectus supplement, especially the section entitled “Risk Factors” on page 3, before making a decision to invest in the securities covered by this prospectus. You should also carefully read the additional information and documents described under “Where You Can Find More Information.”

You should only rely on the information contained or incorporated by reference in this prospectus and any applicable prospectus supplement. We have not authorized any person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. This prospectus is not an offer to sell the securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus or any applicable prospectus supplement is accurate as of the date on the front cover of such document and that any information incorporated by reference is accurate as of the date of the document incorporated by reference. Our business, financial condition, results of operations and prospects may have changed since that date.

In this prospectus, unless otherwise specified or the context requires otherwise, we use the terms “Virgin America,” the “Company,” “we,” “us” and “our” to refer to Virgin America Inc.

PROSPECTUS SUMMARY

Virgin America Inc.

Virgin America is a premium-branded, low-cost airline based in California that provides scheduled air travel in the United States and Mexico. We operate primarily from our focus cities of Los Angeles and San Francisco, with a smaller presence at Dallas Love Field, to other major business and leisure destinations. We provide a distinctive offering for our passengers, whom we call guests, that is centered around our brand and our premium travel experience, while at the same time maintaining a low-cost structure through our point-to-point network and high utilization of our efficient Airbus A320-family fleet. Our distinctive business model allows us to offer a product that is attractive to guests who historically favored legacy airlines but at a lower cost than that of legacy airlines. This business model enables us to compete effectively with other low-cost carriers, or LCCs, by generating a higher stage-length adjusted revenue per available seat mile. Conversely, while our lower density seating configuration and the cost of our premium services contribute to a higher stage-length adjusted cost per available seat mile than that of other LCCs, our underlying cost structure principally stemming from our single fleet type and point-to-point network is competitive within the industry. As of September 30, 2015, we provided service to 21 airports in the United States and Mexico with a fleet of 55 narrow-body aircraft.

Our principal executive offices are located at 555 Airport Boulevard, Burlingame, California 94010. Our general telephone number is (650) 762-7000, and our website address is www.virginamerica.com. We have not incorporated by reference into this prospectus any of the information on, or accessible through, our website, and you should not consider our website to be a part of this document. Our website address is included in this document for reference only.

Virgin America®, the Virgin America logo and the Virgin signature are trademarks of Virgin America Inc. in the United States and other countries by license from certain entities affiliated with the Virgin Group. This prospectus also contains trademarks and trade names of other companies.

The Offering

The selling security holders named in this prospectus may offer and sell up to 26,529,118 shares of our common stock. Our common stock is currently listed on the NASDAQ Global Select Market under the symbol “VA.” Shares of common stock that may be offered under this prospectus will be fully paid and non-assessable. We will not receive any of the proceeds of sales by the selling security holders of any of the common stock covered by this prospectus. Throughout this prospectus, when we refer to the shares of our common stock being registered on behalf of the selling security holders, we are referring to the shares and when we refer to the selling security holders in this prospectus, we are referring to the beneficial owner of the shares as set forth in the section below entitled “Selling Security Holders” and, as applicable, its permitted transferees that may be identified in a supplement to this prospectus or, if required, a post-effective amendment to the registration statement of which this prospectus is a part.

RISK FACTORS

Our business is subject to significant risks. Before you invest in our securities, you should carefully consider the risks and uncertainties described in any accompanying prospectus supplement and the documents incorporated by reference herein and therein, including the risks and uncertainties described in our consolidated financial statements and the notes to those financial statements and the risks and uncertainties described under the caption “Risk Factors” included in Part I, Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2014, and updated in Part II, Item 1A of each of our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2015, June 30, 2015 and September 30, 2015, respectively, each of which are incorporated by reference into this prospectus. If any of the risks and uncertainties described in this prospectus, any accompanying prospectus supplement or the documents incorporated by reference herein or therein actually occur, our business, financial condition and results of operations could be adversely affected in a material way. This could cause the trading price of our securities to decline, perhaps significantly, and you may lose part or all of your investment.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus includes forward-looking statements. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends affecting the financial condition of our business. Forward-looking statements should not be read as a guarantee of future performance or results and will not necessarily be accurate indications of the times at which or by which such performance or results will be achieved. Forward-looking statements are based on information available at the time those statements are made and/or management’s good-faith belief as of that time with respect to future events and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in or suggested by the forward-looking statements. Important factors that could cause such differences include, but are not limited to:

•	the price and availability of aircraft fuel;

•	our ability to compete in an extremely competitive industry;

•	the successful execution and implementation of our strategy;

•	security concerns resulting from any threatened or actual terrorist attacks or other hostilities;

•	our reliance upon technology and automated systems to operate our business;

•	our reputation and business being adversely affected in the event of an emergency, accident or similar incident;

•	changes in economic conditions;

•	our limited profitable operating history;

•	changes in governmental regulation; and

•	our ability to obtain financing or access capital markets.

Forward-looking statements speak only as of the date they are made, and we do not undertake any obligation to update them in light of new information or future developments or to release publicly any revisions to these statements in order to reflect later events or circumstances or to reflect the occurrence of unanticipated events.

USE OF PROCEEDS

All securities sold pursuant to this prospectus will be offered and sold by the selling security holders. We will not receive any proceeds from the sale of the securities offered by the selling security holders.

DESCRIPTION OF CAPITAL STOCK

The following summary describes our capital stock and the material provisions of our amended and restated certificate of incorporation and our amended and restated bylaws, the registration rights agreement to which we and certain of our stockholders are parties and of the Delaware General Corporation Law. Because the following is only a summary, it does not contain all of the information that may be important to you. For a complete description, you should refer to our amended and restated certificate of incorporation, amended and restated bylaws and registration rights agreement, copies of which are incorporated by reference as exhibits to the registration statement of which this prospectus is a part.

General

Our amended and restated certificate of incorporation authorizes us to issue up to 650,000,000 shares of common stock, $0.01 par value per share, 100,000,000 shares of non-voting common stock, $0.01 par value per share, and 10,000,000 shares of preferred stock, $0.01 par value per share. Shares of our non-voting common stock will be issued if and when required to comply with restrictions imposed by federal law on foreign ownership of U.S. airlines. See “Limitations on Foreign Owners.” All of our issued and outstanding shares of common stock and preferred stock are duly authorized, validly issued, fully paid and non-assessable. Our shares of common stock and non-voting common stock are not redeemable and do not have preemptive rights.

Common Stock

Dividend Rights. Holders of our common stock are entitled to receive dividends, if any, as may be declared from time to time by our board of directors out of legally available funds ratably with shares of our non-voting common stock, subject to preferences that may be applicable to any then outstanding preferred stock and limitations under Delaware law.

Voting Rights. Each holder of our common stock is entitled to one vote for each share on all matters submitted to a vote of the stockholders, including the election of directors. Our stockholders do not have cumulative voting rights in the election of directors. Accordingly, holders of a majority of the voting shares are able to elect all of the directors properly up for election at any given stockholders’ meeting.

Liquidation. In the event of our liquidation, dissolution or winding up, holders of our common stock will be entitled to share ratably with shares of our non-voting common stock in the net assets legally available for distribution to stockholders after the payment of all of our debts and other liabilities and the satisfaction of any liquidation preference granted to the holders of any then outstanding shares of preferred stock.

Rights and Preferences. Holders of our common stock have no preemptive, conversion, subscription or other rights, and there are no redemption or sinking fund provisions applicable to our common stock. The rights, preferences and privileges of the holders of our common stock are subject to and may be adversely affected by the rights of the holders of shares of any series of our preferred stock that we may designate in the future.

Non-Voting Common Stock

Dividend Rights. Holders of our non-voting common stock are entitled to receive dividends, if any, as may be declared from time to time by our board of directors out of legally available funds ratably with shares of our common stock, subject to preferences that may be applicable to any then outstanding preferred stock and limitations under Delaware law.

Voting Rights. Shares of our non-voting common stock are not entitled to vote on any matters submitted to a vote of the stockholders, including the election of directors, except to the extent required under Delaware law.

Conversion Rights. Shares of our non-voting common stock will be convertible on a share-for-share basis into common stock at the election of the holder, subject to foreign ownership limitations.

Liquidation. In the event of our liquidation, dissolution or winding up, holders of our non-voting common stock will be entitled to share ratably with shares of our common stock in the net assets legally available for distribution to stockholders after the payment of all of our debts and other liabilities and the satisfaction of any liquidation preference granted to the holders of any then outstanding shares of preferred stock.

Rights and Preferences. Holders of our non-voting common stock have no preemptive, conversion, subscription or other rights, and there are no redemption or sinking fund provisions applicable to our non-voting common stock. The rights, preferences and privileges of the holders of our non-voting common stock are subject to and may be adversely affected by, the rights of the holders of shares of any series of our preferred stock that we may designate in the future.

Preferred Stock

Our board of directors has the authority, without further action by our stockholders, to issue up to 10,000,000 shares of preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions thereof. These rights, preferences and privileges could include dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences, sinking fund terms and the number of shares constituting any series or the designation of such series, any or all of which may be greater than the rights of common stock. Our issuance of preferred stock could adversely affect the voting power of holders of common stock and non-voting common stock and the likelihood that such holders will receive dividend payments and payments upon liquidation. In addition, the issuance of preferred stock could have the effect of delaying, deferring or preventing a change of control of our company or other corporate action. There are no shares of preferred stock outstanding, and we have no present plan to issue any such shares of preferred stock.

Registration Rights

On November 13, 2014, we entered into a registration rights agreement pursuant to which the holders of approximately 26.8 million shares of our common stock, and their respective transferees, are entitled to certain demand and “piggyback” registration rights, subject to certain restrictions, as more fully described below.

Demand Registration Rights. The holders of approximately 24.6 million shares of our common stock, and their respective transferees, are entitled to certain demand registration rights. At any time beginning on the first day of the month following November 19, 2015, certain of our stockholders, including Virgin Group Holdings Limited and certain of its affiliates, which we refer to in this prospectus collectively as the “Virgin Group” and Cyrus Aviation Holdings, LLC, which we refer to as “Cyrus Holdings,” and certain of our directors and executive officers, and their respective transferees can, on not more than five occasions, request that we register all or a portion of their shares under the Securities Act totaling at least 5% of the then-outstanding common stock; provided that, if we are entitled to register their shares on a Form S-3, the 5% threshold shall be reduced to 1%. Once every 12 months, we may postpone for up to 90 days the filing or the effectiveness of a registration statement for a demand registration, if our board of directors determines that such registration statement would materially interfere with or require public disclosure of certain material corporate transactions or to prevent the disclosure of certain material non-public information. The investors party to the registration rights agreement have the right, upon written request, to have shares registered by us on a Form S-3, subject to certain limitations. In addition, we have agreed to cooperate with the Virgin Group or Cyrus Holdings for the sale of stock with at least $20.0 million of gross proceeds pursuant to an underwritten offering, not including a “road show” or a lock-up agreement of more than 60 days, but not more than five such sales per 12-month period.

Piggyback Registration Rights. In the event that we propose to register any of our securities under the Securities Act after November 19, 2014, the holders of approximately 26.8 million shares of our common stock, including the Virgin Group, Cyrus Holdings, PAR Investment Partners, L.P., which we refer to as “PAR Investment Partners,” and certain of our directors and executive officers, and their respective transferees, will be entitled to certain “piggyback” registration rights allowing the holder to include their shares in such registration, subject to certain marketing and other limitations. As a result, whenever we propose to file a registration statement under the Securities Act (other than pursuant to a registration on Form S-4 or Form S-8 or any successor or similar forms), the holders of these shares are entitled to notice of the registration and have the right, subject to limitations that the underwriters may impose on the number of shares included in the registration, to include their shares in the registration.

Expenses of Registration, Restriction and Indemnification. We will pay all registration expenses, including the legal fees of one counsel for all holders. The demand and “piggyback” registration rights are subject to customary restrictions such as blackout periods and any limitations on the number of shares to be included in the underwritten offering imposed by the managing underwriter. We and the holders of shares to which the registration rights apply have also agreed to customary indemnification provisions.

Anti-Takeover Provisions of Our Certificate of Incorporation and Bylaws

Our amended and restated certificate of incorporation provides that our board of directors shall be divided into three classes, with staggered, three-year terms. Only one class of directors will be elected at each annual meeting of our stockholders, with the other classes continuing for the remainder of their respective three-year terms. Because our stockholders do not have cumulative voting rights, our stockholders holding a majority of the shares of common stock outstanding will be able to elect all of our directors up for election at any given stockholders’ meeting. Our amended and restated certificate of incorporation and amended and restated bylaws provide that all stockholder actions must be effected at a duly called meeting of stockholders and not by a consent in writing (except by unanimous written consent), and that only our board of directors, the chairman of the board of directors, our chief executive officer or our president may call a special meeting of stockholders. The combination of the classification of our board of directors and the lack of cumulative voting will make it more difficult for our stockholders to replace our board of directors as well as for another party to obtain control of us by replacing our board of directors. Because our board of directors has the power to retain and discharge our officers, these provisions could also make it more difficult for stockholders or another party to effect a change in management. In addition, the authorization of undesignated preferred stock makes it possible for our board of directors to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to change our control.

These provisions may have the effect of deterring hostile takeovers or delaying changes in our control or management. These provisions are intended to enhance the likelihood of continued stability in the composition of our board of directors and its policies and to discourage certain types of transactions that may involve an actual or threatened acquisition of us. These provisions are designed to reduce our vulnerability to an unsolicited acquisition proposal. The provisions also are intended to discourage certain tactics that may be used in proxy fights. However, such provisions could have the effect of discouraging others from making tender offers for our shares and, as a consequence, they also may inhibit fluctuations in the market price of our shares that could result from actual or rumored takeover attempts. Such provisions may also have the effect of preventing changes in our management.

Section 203 of the Delaware General Corporation Law. We are subject to Section 203 of the Delaware General Corporation Law, which prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years after the date that such stockholder became an interested stockholder, with the following exceptions:

•	before such date, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

•	upon completion of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction began, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) those shares owned (i) by persons who are directors and also officers and (ii) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•	on or after such date, the business combination is approved by the board of directors and authorized at an annual or special meeting of the stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

In general, Section 203 defines business combination to include the following:

•	any merger or consolidation involving the corporation and the interested stockholder;

•	any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder;

•	subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

•	any transaction involving the corporation that has the effect of increasing the proportionate share of the stock or any class or series of the corporation beneficially owned by the interested stockholder; or

•	the receipt by the interested stockholder of the benefit of any loss, advances, guarantees, pledges or other financial benefits by or through the corporation.

In general, Section 203 defines an “interested stockholder” as an entity or person who, together with the person’s affiliates and associates, beneficially owns, or within three years prior to the time of determination of interested stockholder status did own, 15% or more of the outstanding voting stock of the corporation.

Limitations on Foreign Owners

To comply with restrictions imposed by federal law on foreign ownership of U.S. airlines, our amended and restated certificate of incorporation and amended and restated bylaws restrict voting of shares of our capital stock by non-U.S. citizens. The restrictions imposed by federal law currently require that no more than 24.9% of our voting stock be voted, directly or indirectly, by persons who are not U.S. citizens, that no more than 49.9% of our outstanding stock be owned (beneficially or of record) by persons who are not U.S. citizens and that our president and at least two-thirds of the members of our board of directors and senior management be U.S. citizens. Our amended and restated certificate of incorporation provides that no shares of our capital stock may be voted by or at the direction of non-U.S. citizens unless such shares are registered on a separate stock record, which we refer to as the foreign stock record. Our amended and restated bylaws further provide that no shares of our capital stock will be registered on the foreign stock record if the amount so registered would exceed the foreign ownership restrictions imposed by federal law. Presently, all members of our board of directors are U.S. citizens. Our amended and restated bylaws also provide that any transfer or issuance of our stock that would cause the amount of our stock owned by persons who are not U.S. citizens to exceed foreign ownership restrictions imposed by federal law will be void and of no effect.

Delaware as Sole and Exclusive Forum

Our amended and restated certificate of incorporation provides that the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf us, (ii) any action asserting a claim of breach of a fiduciary duty owed by any of our directors or officers to us or our stockholders, (iii) any action asserting a claim against us arising pursuant to any provision of the Delaware General Corporation Law or our amended and restated certificate of incorporation or amended and restated bylaws or (iv) any action asserting a claim against us governed by the internal affairs doctrine. As a result, any action brought by any of our stockholders with regard to any of these matters will need to be filed in the Court of Chancery of the State of Delaware and cannot be filed in any other jurisdiction.

Limitations of Liability and Indemnification

Our amended and restated certificate of incorporation contains provisions that limit the liability of our directors for monetary damages to the fullest extent permitted by Delaware law. Consequently, our directors will not be personally liable to us or our stockholders for monetary damages for any breach of fiduciary duties as directors, except liability for:

•	any breach of the director’s duty of loyalty to us or our stockholders;

•	any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

•	unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law; or

•	any transaction from which the director derived an improper personal benefit.

Our amended and restated certificate of incorporation provides that we may indemnify our directors and officers, in each case to the fullest extent permitted by Delaware law. Our amended and restated bylaws provide that we are obligated to indemnify our directors and officers to the fullest extent permitted by Delaware law and advance expenses incurred by a director or officer in advance of the final disposition of any action or proceeding and permit us to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in that capacity regardless of whether we would otherwise be permitted to indemnify him or her under the provisions of Delaware law. We enter into agreements to indemnify our directors, and certain of our executive officers and other employees as determined by our board of directors. With specified exceptions, these agreements provide for indemnification for related expenses including, among other things, attorneys’ fees, judgments, fines and settlement amounts incurred by any of these individuals in any action or proceeding. We believe these limitations of liability provisions and indemnification agreements are necessary to attract and retain qualified persons as directors and officers. We also maintain directors’ and officers’ liability insurance.

The limitation of liability and indemnification provisions in our amended and restated certificate of incorporation, amended and restated bylaws and indemnification agreements may discourage stockholders from bringing a lawsuit against our directors and officers for breach of their fiduciary duty. Our amended and restated certificate of incorporation provides that any such lawsuit must be brought in the Court of Chancery of the State of Delaware. The foregoing provisions may also reduce the likelihood of derivative litigation against our directors and officers, even though an action, if successful, might benefit us and other stockholders. Further, a stockholder’s investment may be adversely affected to the extent that we pay the costs of settlement and damage awards against directors and officers as required by these indemnification provisions. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. At present, there is no pending litigation or proceeding involving any of our directors, officers or employees for which indemnification is sought, and we are not aware of any threatened litigation that may result in claims for indemnification.

Market Listing

Our common stock is listed on the NASDAQ Global Select Market under the symbol “VA.”

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Wells Fargo Shareowner Services and its telephone number is (800) 689-8788.

SELLING SECURITY HOLDERS

The following summary describes the material relationships between us and each of the selling security holders within the past three years. The beneficial ownership table set forth below sets forth, as of the date hereof, information regarding the amount of securities beneficially owned by each selling security holder as of immediately prior to the filing of this registration statement of which this prospectus forms a part, the amount to be offered for each selling security holder’s account and the percentage of our common stock beneficially owned by each selling security holder following completion of the offering.

Underwriting Agreement

On November 13, 2014, we entered into an underwriting agreement pursuant to which we and certain of our stockholders, including Cyrus Holdings and the Virgin Group, sold an aggregate of 15,338,225 shares of our company’s common stock to Barclays Capital Inc., Deutsche Bank Securities Inc. and the other underwriters listed in such underwriting agreement.

Virgin License Agreements

In April 2007, we entered into a trademark license agreement with certain entities affiliated with the Virgin Group under which we were granted the exclusive right to operate our airline under the brand name “Virgin America” within the United States (including Puerto Rico), Canada and Mexico, as well as the right to operate our airline under such name from any of the foregoing countries to points in the Caribbean, which we refer to as the “Airline License.” In March 2013, we amended the Airline License to expand our rights and the rights of Virgin Atlantic Airways (an affiliate of the Virgin Group) to codeshare with other airlines. The term of the Airline License, as amended, is 15 years from the original date of execution, and the Airline License is renewable for an additional 15-year term if we meet certain revenue targets. The Airline License may be terminated upon the occurrence of a number of specified events, including if we commit a material breach of our obligations under the agreement that is uncured for more than 10 business days or if we materially damage the brand.

Separately, in November 2008, we entered into a trademark license agreement with certain other entities affiliated with the Virgin Group that allows us to promote and offer a Virgin America branded credit card, which is structured to tie to our Elevate loyalty program, which we refer to as the “Credit Card License.” The Credit Card License is exclusive to the United States only and otherwise has identical terms as the Airline License.

Under the Airline License and the Credit Card License described below, we pay the Virgin Group royalties equal to 0.5% of our revenues from the operation of our airline and certain other activities traditionally associated with the airline industry. We paid license fees of $5.2 million, $6.7 million, $7.1 million and $7.4 million for 2011, 2012, 2013 and 2014.

On November 19, 2014, we and certain entities affiliated with the Virgin Group entered into amended and restated license agreements related to our use of the Virgin name and brand under the Airline License and the Credit Card License. The amended and restated license agreements provide for, among other things:

•	an extension of our right to use the Virgin name and brand until 25 years after November 19, 2014;

•	commencing in the first quarter of 2016, an increase in the annual license fee that we pay to the Virgin Group from 0.5% to 0.7% of our total revenue until our total annual revenue exceeds $4.5 billion, at which point our license fee would be 0.5%; and

•	the right to appoint a director to our board of directors, but only to the extent the Virgin Group does not otherwise have a representative sitting on our board of directors.

Limit on Virgin Group’s Ownership of Voting Common Stock

On November 19, 2014, we entered into an agreement with certain entities affiliated with the Virgin Group that limits the Virgin Group and its affiliates (as defined in the Exchange Act) from acquiring additional shares of voting stock if, as a result of such acquisition, the Virgin Group would hold in excess of 20% of the total outstanding shares of voting stock, without our consent. This limit on the Virgin Group’s ownership of voting stock is designed to assist our compliance with current federal law that restricts persons who are not U.S. citizens from owning more than 24.9% of our voting stock. Our agreement with the Virgin Group provides that, if this law is amended to permit persons who are not citizens of the United States to own more than 24.9% of the outstanding shares of our voting stock, then the limit will be adjusted to become 5% less than the maximum percentage of our voting stock which the revised federal law would allow non-U.S. citizens to own.

Related-Party Warrants

The following table summarizes warrants that we issued to our directors, executive officers and holders of five percent of our outstanding capital stock, including the Related-Party Warrants issued to the Virgin Group, CM Finance Inc (which we refer to as “CM Finance”), Cyrus Holdings and certain other entities managed by Cyrus Capital Partners, L.P. We refer to Cyrus Capital Partners, L.P. and its affiliates, together with Cyrus Holdings, as “Cyrus Capital.” None of the warrants below remain outstanding after the 2014 Recapitalization. See “2014 Recapitalization” below.

Holder	Issuance Date	Shares	Exercise Price Per Share
Cyrus Capital and CM Finance	January 2010	278,847	$37.74
	January 2010	883,126	75.49
	January 2010	2,649,380	113.23
	January 2010	3,974,070	150.98
	December 2011	2,550,023	26.42
	May 2013	1,622,021	18.87
The Virgin Group	January 2010	7,948,140	37.74
	May 2013	20,593,027	18.87
	May 2013	986,487	0.08
VAI MBO Investors LLC (1)	January 2010	441,563	75.49

(1)	Limited liability company interests of VAI MBO Investors LLC were held by holders including C. David Cush, Samuel K. Skinner, Donald J. Carty, Cyrus F. Freidheim, Jr. and Robert A. Nickell, each of whom is a member of our board of directors, and their immediate family members, of which the managing member was C. David Cush, our President and Chief Executive Officer.

Related-Party Notes

The following tables summarizes the Related-Party Notes issued to the Virgin Group, CM Finance and Cyrus Capital since January 1, 2008 and prior to the 2014 Recapitalization:

Issuance Date	Original Principal Amount	Original Interest Rate	Amended Interest Rate
May—September 2008	$100.0 million	15.0%	5.0%
September—November 2008	40.0 million	20.0%	5.0%
November 2008—October 2010	88.0 million	20.0%	5.0%
October 2010—November 2011	68.4 million	20.0%	5.0%,
December 2011	150.0 million	17.0%	17.0%
May 2013	75.0 million	17.0%	17.0%

All Related-Party Notes had a maturity of June 9, 2016, if not earlier repaid or redeemed and bore interest at the rate set forth above, compounded annually, except for the December 2011 Notes, which bore interest at a rate of 17.0% per annum, of which 8.5% was payable quarterly in arrears and 8.5% was compounded annually. When they were outstanding, the Related-Party Notes were redeemable at our option at any time and at the lenders’ option upon a change of control or certain qualified sales. We also would have been required to redeem the Related-Party Notes upon the incurrence of any senior debt.

In May 2013, in connection with the 2013 Recapitalization, we, the Virgin Group, CM Finance and Cyrus Capital agreed to modify and exchange a portion of our then outstanding Related-Party Notes. The Virgin Group, CM Finance and Cyrus Capital reduced $318.4 million of our Related-Party Notes (including accrued payment-in-kind interest) and reduced the interest rates on all but the December 2011 Notes as reflected in the table above.

All of the Related-Party Notes described above were secured by substantially all of our assets not otherwise encumbered, and the parties were bound by the terms of an amended and restated intercreditor agreement, which sets forth the rights of the lenders.

None of the Related-Party Notes remain outstanding after the 2014 Recapitalization. See “2014 Recapitalization” below.

2014 Recapitalization

On November 13, 2014, we entered into the 2014 Recapitalization Agreement with Cyrus Capital, the Virgin Group and certain other parties thereto that provided for the disposition of all of the Related-Party Notes and all outstanding warrants to purchase shares of our common stock. Pursuant to the 2014 Recapitalization Agreement, we retained $219.9 million of net proceeds in connection with our initial public offering and used the remaining net proceeds of $56.5 million to repay a portion of the total of $684.8 million of principal and accrued interest outstanding under the Related-Party Notes. Remaining principal and accrued interest under the Related-Party Notes was either (1) exchanged for the Post-IPO Note, which is described below under “Post-IPO Note”; (2) repaid in connection with the release to us of cash collateral held by our credit card processors in exchange for the Letter of Credit Facility, which is described below under “Letter of Credit Facility”; or (3) exchanged for shares of our common stock. In addition, the outstanding warrants to purchase shares of our common stock were either exchanged without receipt of cash consideration for shares of our common stock or canceled in their entirety. Prior to the consummation of the transactions contemplated by the 2014 Recapitalization Agreement, the Virgin

Group held approximately $420.2 million aggregate principal amount and accrued interest of the Related-Party Notes, and Cyrus Capital and CM Finance held approximately $264.6 million aggregate principal amount and accrued interest of the Related-Party Notes. The Virgin Group and Cyrus Capital held the majority of our outstanding warrants.

Post-IPO Note

On November 19, 2014, in connection with the transactions contemplated by the 2014 Recapitalization Agreement, we issued the Post-IPO Note to the Virgin Group in exchange for the cancellation of $50.0 million of outstanding principal of Related-Party Notes held by the Virgin Group. The Post-IPO Note is our senior unsecured obligation, bears interest at a rate of 5.0% per annum, compounded annually, and will become due on November 19, 2020. In addition, in connection with the issuance of the Post-IPO Note, we agreed to restrictions preventing us from incurring any future secured indebtedness related to our unencumbered assets unless the Post-IPO Note is secured on a pari passu basis with such debt.

Registration Rights

On November 13, 2014, we entered into a registration rights agreement pursuant to which Cyrus Holdings and the Virgin Group, their respective transferees and certain other investors are entitled to certain demand and “piggyback” registration rights, subject to lock-up arrangements and certain restrictions.

Letter of Credit Facility

On November 19, 2014, the Virgin Group arranged for the Letter of Credit Facility to be issued on our behalf to certain companies that process substantially all of our credit card transactions. The Letter of Credit Facility allowed these companies to release approximately $100.0 million of cash collateral to us. In connection with the release of this cash collateral, we used $100.0 million to repay principal and accrued interest due under certain of the Related Party Notes held by the Virgin Group. The Letter of Credit Facility contained an annual commitment fee of 5.0% payable by us to the Virgin Group, and the Virgin Group was obligated to provide this Letter of Credit Facility for a period of five years from November 19, 2014. In addition, we were responsible for annual fees associated with the issuance and maintenance of the Letter of Credit Facility. The Letter of Credit Facility would only have become an obligation of ours if one or both of our credit card processors drew on the Letter of Credit Facility. In addition, we agreed to restrictions preventing us from incurring any future secured indebtedness related to our unencumbered assets unless our reimbursement obligations to the Virgin Group were secured on a pari passu basis with such secured debt. The Letter of Credit Facility was subsequently terminated in June 2015 upon the reduction of the credit card holdback requirement to 0% by the Company’s primary credit card processors.

PAR Investment Partners Private Placement

In November 2014, PAR Investment Partners purchased approximately $52.1 million of common stock, or 2,264,492 shares, from the Virgin Group and Cyrus Holdings in a private placement at a price per share equal to 96% of the initial public offering price. In connection with this private placement, we paid to the Virgin Group and Cyrus Holdings an aggregate amount of approximately $2.1 million, the aggregate discount to the initial public offering price of the shares purchased by PAR Investment Partners from the Virgin Group and Cyrus Holdings.

Beneficial Ownership of the Selling Security Holders

The following table sets forth certain information as of the date hereof regarding the beneficial ownership of our common stock by the selling security holders and the securities being offered by the selling security holders pursuant to this prospectus. The number of shares beneficially owned by each person or entity is determined in accordance with the rules of the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, a person’s or entity’s beneficial ownership includes any shares over which he, she or it has sole or shared voting power or investment power as well as any shares that the person or entity has the right to acquire within 60 days of the date hereof through the exercise of any stock option, warrants or other rights. Common stock that a person or entity has the right to acquire within 60 days of the date hereof are deemed to be outstanding for computing such person’s or entity’s percentage ownership and the percentage ownership of any group of which the holder is a member but are not deemed outstanding for computing the percentage ownership of any other person or entity. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the individuals and entities named in the table below have sole voting and investment power with respect to all shares of common stock shown that they beneficially own, subject to community property laws where applicable.

Information concerning the selling security holders may change from time to time. The selling security holders may from time to time offer and sell any or all of the securities under this prospectus. Because the selling security holders are not obligated to sell the offered securities, we cannot state with certainty the amount of our securities that the selling security holders will hold upon consummation of any such sales. In addition, since the date on which the selling security holders provided this information to us, the selling security holders may have sold, transferred or otherwise disposed of all or a portion of the offered securities.

We have based our calculation of the percentage of beneficial ownership prior to the offering on 44,486,021 shares of common stock outstanding as of November 24, 2015 excluding, except where indicated, the 6,852,738 shares of non-voting common stock outstanding. We have based our calculation of the number of shares outstanding after the offering and the percentage of beneficial ownership after the offering on 44,486,021 shares of our common stock outstanding immediately after the completion of this offering, which number excludes, except where indicated, certain shares of non-voting common stock that will be outstanding immediately after the completion of this offering.

	Shares of Common Stock Beneficially Owned Before Offering				Shares of Common Stock Beneficially Owned After Offering (1)
Name of Beneficial Owner	Shares Held	Shares Exercisable Within 60 Days	Number of Shares Beneficially Owned	Percent	Shares Beneficially Owned	Percent
Entities affiliated with Cyrus Aviation Holdings, LLC (2)	10,517,156	—	10,517,156	28.0%	—	—
Virgin Group Holdings Limited (3)	6,894,732	4,182,287	11,077,019	24.9%	—	—
PAR Investment Partners, L.P. (4)	2,264,492	—	2,264,492	6.0%	—	—

(1)	The selling security holders have not informed us, and we do not know, when or in what amounts the selling security holders may offer for sale the shares of common stock pursuant to this offering. The selling security holders may choose not to sell any of the shares offered by this prospectus. Because the selling security holders may offer all, some, or none of the shares of common stock that it owns pursuant to this offering, and because there are currently no agreements, arrangements or undertakings with respect to the sale of any such shares, we cannot provide any information or estimates as to the number of shares of our common stock that the selling security holder will hold after completion of this offering. For purposes of this table, we have assumed that the selling security holders will have sold all of the securities covered by this prospectus upon the completion of this offering.
(2)	Cyrus Capital Partners, L.P. (“CCP”) holds 7,948 shares of common stock and Cyrus Holdings holds 10,509,208 shares of common stock. Cyrus Holdings is managed by CCP. The general partner of CCP is Cyrus Capital Partners, GP, L.L.C. (“GP”). GP is solely owned through limited liability company interests held by Stephen C. Freidheim, who has sole voting and dispositive power over the shares held by Cyrus Holdings and CCP. The principal business address of each of Cyrus Holdings and CCP is c/o Cyrus Capital Partners, L.P., 399 Park Avenue, 39th Floor, New York, New York 10022.
(3)	Virgin Group Holdings Limited (“Virgin Group Holdings”) holds 6,894,732 shares of voting common stock and 6,852,738 shares of non-voting common stock. With respect to shares of non-voting common stock held by Virgin Group Holdings, at the time of any sale of such shares pursuant to this prospectus, Virgin Group Holdings shall elect to, and we shall, upon such election, convert concurrently any shares of non-voting common stock into shares of voting common stock at the time of any such sale, such that only shares of voting common stock will be sold pursuant to this prospectus. Shares of common stock listed in the column entitled “Beneficial Ownership Prior to this Offering” in the table above include all shares of voting common stock and 4,182,287 shares of non-voting common stock that are currently convertible into shares of our voting common stock, which is the maximum number of shares of non-voting common stock that could currently be converted by Virgin Group Holdings into additional shares of our voting common stock due to restrictions in our certificate of incorporation designed to ensure compliance with certain federal requirements. Virgin Group Holdings Limited has also agreed contractually to limit its holdings of our voting common stock to 20.0% of our outstanding shares of voting common stock. Virgin Group Holdings is owned by Sir Richard Branson and he has the ability to appoint and remove the management of Virgin Group Holdings and, as such, may indirectly control the decisions of Virgin Group Holdings regarding the voting and disposition of securities held by Virgin Group Holdings. Therefore, Sir Richard Branson may be deemed to have indirect beneficial ownership of the shares held by Virgin Group Holdings. The address of Virgin Group Holdings Limited is Craigmuir Chambers, PO Box 71, Road Town, Tortola, VG 1110, British Virgin Islands. The address of Sir Richard Branson is Richard’s House, PO Box 1091, The Valley, Virgin Gorda, Necker Island, British Virgin Islands.
(4)	PAR Capital Management, Inc. (“PCM”), as the general partner of PAR Group, L.P., which is the general partner of PAR Investment Partners, has investment discretion and voting control over shares held by PAR Investment Partners. No stockholder, director, officer or employee of PCM has beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of any shares held by PAR Investment Partners. The shares held by PAR Investment Partners are part of a portfolio managed by Edward L. Shapiro. As an employee of PCM, Mr. Shapiro has the authority to make investment decisions with respect to shares held by PAR Investment Partners. The principal business address of PAR Investment Partners is One International Place, Suite 2401, Boston, Massachusetts 02110.

PLAN OF DISTRIBUTION

The selling security holders, which term includes their permitted transferees as provided in the Registration Rights Agreement, may sell shares of our common stock through any lawful means of disposition, including without limitation by means of a firm-commitment underwritten public offering, block trades, agented transactions, sales directly into the market, purchases or sales by brokers, hedging transactions and sales not involving a public offering, and such sales of shares of our common stock may accordingly be made directly to purchasers or through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, concessions or commissions from the selling security holders or the purchasers. These discounts, concessions or commissions as to any particular underwriter, broker-dealer or agent may be in excess of those customary in the types of transactions involved.

The shares of common stock may be sold in one or more transactions at:

•	fixed prices;

•	prevailing market prices at the time of sale;

•	prices related to the prevailing market prices; or

•	negotiated prices.

In addition to the above, these sales may be effected in transactions:

•	on any national securities exchange or quotation service on which our common stock may be listed or quoted at the time of sale, including the NASDAQ Global Select Market;

•	in the over-the-counter market;

•	otherwise than on such exchanges or services or in the over-the-counter market;

•	through the writing of options, whether the options are listed on an options exchange or otherwise, including the issuance by the selling security holders of derivative securities;

•	through the settlement of short sales;

•	through any combination of the foregoing; or

•	any other method permitted by applicable law.

These transactions may include block transactions or crosses. Crosses are transactions in which the same broker acts as agent on both sides of the trade.

In connection with sales of the common stock or otherwise, the selling security holders may (A) enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging positions they assume, (B) sell the common stock short and deliver the common stock to close out short positions, (C) loan or pledge the common stock to broker-dealers or other financial institutions that in turn may sell the common stock, (D) enter into option or other transactions with broker-dealers or other financial institutions that require the delivery to the broker-dealer or other financial institution of the common stock, which the broker-dealer or other financial institution may resell pursuant to this prospectus, or (E) enter into transactions in which a broker-dealer makes purchases as a principal for resale for its own account or through other types of transactions.

The aggregate proceeds to the selling security holders from the sale of the common stock offered by them hereby will be the purchase price of our common stock less discounts and commissions, if any. The selling security holders reserve the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of common stock to be made directly or through agents.

We will not receive any of the proceeds from this offering. Our common stock is listed on the NASDAQ Global Select Market under the symbol “VA.”

Notwithstanding the foregoing, in order to comply with the securities laws of some states, if applicable, our common stock may be sold in these jurisdictions only through registered or licensed brokers or dealers.

The selling security holders and any broker-dealers or agents that participate in the sale of our common stock may be deemed to be “underwriters” within the meaning of Section 2(a)(11) of the Securities Act. Profits on the sale of our common stock by the selling security holders and any discounts, commissions or concessions received by any broker-dealers or agents might be deemed to be underwriting discounts and commissions under the Securities Act. A selling security holder who is deemed to be an “underwriter” within the meaning of Section 2(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act. To the extent any selling security holder may be deemed to be an “underwriter,” it may be subject to statutory liabilities, including, but not limited to, Sections 11, 12 and 17 of the Securities Act.

The selling security holders have not advised us of any current plans, arrangements or understandings between such selling security holder and any underwriter, broker-dealer or agent regarding the sale of our common stock by such selling security holder.

A selling security holder may decide not to sell any of our common stock described in this prospectus. We cannot assure holders that any selling security holder will use this prospectus to sell any or all of our common stock. A selling security holder may sell shares of our common stock under Rule 144 under the Securities Act, if available, or in other transactions exempt from registration, rather than under this prospectus. In addition, a selling security holder may transfer, devise or gift the common stock by other means not described in this prospectus.

With respect to a particular offering of our common stock, to the extent required, an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement of which this prospectus is a part will be prepared and will set forth the following information:

•	the common stock to be offered and sold;

•	the names of the selling security holders;

•	the respective purchase prices and public offering prices and other material terms of the offering;

•	the names of any participating agents, broker-dealers or underwriters; and

•	any applicable commissions, discounts, concessions and other items constituting, compensation from the selling security holders.

LEGAL MATTERS

Certain legal matters with respect to the legality of the issuance of the shares of common stock offered by us by this prospectus will be passed upon for us by Latham & Watkins LLP, Menlo Park, California.

EXPERTS

The consolidated financial statements of Virgin America appearing in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-3 under the Securities Act with respect to this offering of our common stock. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement, some items of which are contained in exhibits to the registration statement as permitted by the rules and regulations of the SEC. For further information with respect to us and our common stock, we refer you to the registration statement, including the exhibits filed as a part of the registration statement. Statements contained in this prospectus concerning the contents of any contract or any other document are not necessarily complete. If a contract or document has been filed as an exhibit to the registration statement, please see the copy of the contract or document that has been filed. Each statement in this prospectus relating to a contract or document filed as an exhibit is qualified in all respects by the filed exhibit. The exhibits to the registration statement should be referenced for the complete contents of these contracts and documents. You may obtain copies of this information by mail from the Public Reference Section of the SEC, 100 F Street, N.E., Room 1580, Washington, D.C. 20549, at prescribed rates. You may obtain information on the operation of the public reference rooms by calling the SEC at 1-800-SEC-0330. The SEC also maintains an internet website that contains reports, proxy statements and other information about issuers, like us, that file electronically with the SEC. The address of that website is www.sec.gov.

We are subject to the information reporting requirements of the Exchange Act, and we file reports, proxy statements and other information with the SEC. We also furnish our stockholders with annual reports containing our financial statements audited by an independent public accounting firm and quarterly reports containing our unaudited financial information. We maintain a website at www.virginamerica.com. You may access our quarterly reports on Form 10-Q, current reports on Form 8-K, and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act with the SEC free of charge at our website as soon as reasonably practicable after such material is electronically filed with, or furnished to, the SEC. The reference to our web address does not constitute incorporation by reference of the information contained at this site.

We are “incorporating” certain documents into this prospectus by reference, which means that we are disclosing important information to you by referring you to documents that contain such information. The information incorporated by reference is an important part of this prospectus, and information we file later with the SEC will automatically update and supersede the information in this prospectus and in documents incorporated by reference herein. We incorporate by reference the documents listed below that we have previously filed with the SEC:

(1)	Annual Report on Form 10-K for the fiscal year ended December 31, 2014 filed on March 3, 2015.

(2)	Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2015 filed on April 30, 2015.

(3)	The information specifically incorporated by reference into our Annual Report on Form 10-K for the fiscal year ended December 31, 2014 from our Definitive Proxy Statement on Schedule 14A, filed on April 1, 2015.

(4)	Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2015 filed on July 30, 2015.

(5)	Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2015 filed on October 29, 2015.

(6)	Current Reports on Form 8-K, filed on each of April 29, 2015, May 19, 2015, August 14, 2015 and October 9, 2015.

(7)	Amendment to Current Report on Form 8-K, filed on August 14, 2015.

(8)	The description of our common stock contained in our registration statement on Form 8-A filed on November 3, 2015, including any amendments or reports filed for the purpose of updating such description.

We are also incorporating by reference all future documents that we file with the SEC pursuant to Section 13(a), 13(c), 14 or l5(d) of the Exchange Act prior to the termination of this offering (other than information in such documents that is deemed not to be filed).

We will also provide you without charge, upon written or oral request, a copy of any of the documents incorporated by reference in this prospectus. Requests should be directed to the General Counsel, 555 Airport Boulevard, Burlingame, California 94010 (telephone: (650) 762-7000).

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.	OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The following table sets forth the costs and expenses, other than underwriting discounts, payable in connection with the sale and distribution of the securities being registered. All amounts are estimated except the SEC registration fee and the FINRA filing fee. All the expenses below will be paid by Virgin America.

Item	Amount
SEC Registration fee	$95,488
Legal fees and expenses	100,000
Accounting fees and expenses	15,000
Printing and engraving expenses	2,100
Miscellaneous fees and expenses	2,500

Total	$215,088

ITEM 15.	INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Virgin America Inc. is a Delaware corporation. Section 145 of the Delaware General Corporation Law authorizes a court to award, or a corporation’s board of directors to grant, indemnity to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities, including reimbursement for expenses incurred, arising under the Securities Act of 1933, as amended. Our amended and restated certificate of incorporation permits indemnification of our directors, officers, employees and other agents to the maximum extent permitted by the Delaware General Corporation Law, and our amended and restated bylaws provide for indemnification of our directors, officers, employees and other agents to the maximum extent permitted by the Delaware General Corporation Law. In addition, we have entered into indemnification agreements with our directors, officers and some employees containing provisions which are in some respects broader than the specific indemnification provisions contained in the Delaware General Corporation Law. The indemnification agreements may require us, among other things, to indemnify our directors against certain liabilities that may arise by reason of their status or service as directors and to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified.

ITEM 16.	EXHIBITS

See the Exhibit Index, which follows the signature pages hereto and is incorporated herein by reference.

ITEM 17.	UNDERTAKINGS

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (1)(i), (1)(ii) and (1)(iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement, or that is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of this registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act to any purchaser:

(i) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification of liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Exchange Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Burlingame, State of California, on the 1st day of December, 2015.

VIRGIN AMERICA INC.

By:
/s/ C. David Cush
C. David Cush
President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints C. David Cush, Peter D. Hunt and John J. Varley, and each of them, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and to sign any registration statement for the same offering covered by the Registration Statement that is to be effective upon filing pursuant to Rule 462 promulgated under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ C. David Cush C. David Cush	President and Chief Executive Officer (principal executive officer and Director)	December 1, 2015

/s/ Peter D. Hunt Peter D. Hunt	Senior Vice President & Chief Financial Officer (principal financial and accounting officer)	December 1, 2015

/s/ Donald J. Carty Donald J. Carty	Director and Chairman of the Board	December 1, 2015

Signature	Title	Date

/s/ Samuel K. Skinner Samuel K. Skinner	Director and Vice Chairman of the Board	December 1, 2015

/s/ Cyrus F. Freidheim, Jr. Cyrus F. Freidheim, Jr.	Director	December 1, 2015

/s/ Stephen C. Freidheim Stephen C. Freidheim	Director	December 1, 2015

/s/ Evan M. Lovell Evan M. Lovell	Director	December 1, 2015

/s/ Robert A. Nickell Robert A. Nickell	Director	December 1, 2015

/s/ John R. Rapaport John R. Rapaport	Director	December 1, 2015

/s/ Stacy J. Smith Stacy J. Smith	Director	December 1, 2015

/s/ Jennifer L. Vogel Jennifer L. Vogel	Director	December 1, 2015

/s/ Paul D. Wachter Paul D. Wachter	Director	December 1, 2015

INDEX TO EXHIBITS

Exhibit Number	Exhibit Description	Incorporated by Reference
		Form	Exhibit Number	Filing Date	Provided Herewith

3.1	Amended and Restated Certificate of Incorporation of Virgin America Inc.	8-K	3.1	11/19/14

3.2	Amended and Restated Bylaws of Virgin America Inc.	8-K	3.2	11/19/14

4.1	Specimen Common Stock Certificate	S-1/A	4.1	11/13/14

4.2	Registration Rights Agreement, dated November 13, 2014, among Virgin America Inc. and certain of its stockholders	8-K	99.1	11/19/14

5.1	Opinion of Latham & Watkins LLP				X

23.1	Consent of Ernst & Young LLP, independent registered public accounting firm				X

23.2	Consent of Latham & Watkins LLP (included in Exhibit 5.1)				X

24.1	Power of Attorney (included on the signature page of this Registration Statement)				X